Exhibit 4.3

                               NOVATION AGREEMENT


          This Novation Agreement (this "Novation") is made this 30th day of May, 2003, by and among Ugland Nordic Shipping ASA (f/k/a Nordic American Shipping A/S) ("UNS"), Scandic American Shipping Ltd. ("Scandic") and Nordic American Tanker Shipping Limited (the "Company").

          WHEREAS, UNS and the Company are parties to a Management Agreement dated September 19, 1995 (the "Management Agreement"), pursuant to which, inter alia, UNS provides management services to the Company,

          WHEREAS, UNS wishes to novate to Scandic, and Scandic wishes to assume, UNS's rights and obligations under the Management Agreement, and

          WHEREAS, the Company is willing to agree to such novation on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

     1. All rights and obligations of UNS under the Management Agreement are novated to Scandic as of the effectiveness of this Novation. As of the effectiveness of this Novation, Scandic is entitled to all rights, title and interests of UNS under the Management Agreement as if Scandic were named as a party to the Management Agreement in place of UNS.

     2. Accordingly, all references in the Management Agreement to "Nordic American Shipping A/S" and "NAS" shall refer to "Scandic American Shipping Ltd."

     3. UNS and the Company hereby irrevocably, unconditionally and absolutely release and discharge each other as of the effectiveness of this Novation from any and all rights, liabilities, damages, costs and expenses in respect of any matter howsoever arising under the Management Agreement.

     4. UNS and Scandic shall make an accounting as of the effectiveness hereof to each other of their respective allocation of the management fee that the Company has paid to UNS for the current year, and the expenses that UNS has incurred pursuant to the Management Agreement.

     5. UNS acknowledges that all sums owing to it by the Company have been paid in full.

     6. The Management Agreement is hereby amended by inserting the following as
Section 12:

          "13. (a) This Agreement, and any rights and obligations of Scandic hereunder, may not be novated or assigned without the prior written consent of the Company,

               (b) This Agreement shall inure to the benefit of the parties' successors and permitted assigns, and"

               (c) The Manager may in its sole and absolute discretion subcontract to or engage others to perform its services hereunder; provided, however, that the Manager shall always remain liable for such performance."

and renumbering Section 12 as Section 13.

     7.  Each  party  hereby  represents  that  the  Assignment  has  been  duly authorized  by all  necessary  corporate  and  shareholder  action  on its  part
(subject, in the case of the Company, to approval by the Company's shareholders), and executed by it, and is valid and binding and duly enforceable against it in accordance with its terms, except to the extent enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent convergence and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally.

     8. Scandic represents and warrants that it has the personnel, resources and relationships necessary for the fulfillment by it of UNS's obligations under the Management Agreement.

     9. This Novation shall become effective on the approval of the Novation by the Company's shareholders and no rights or obligations shall arise hereunder until such time.

     10. This Novation shall be governed by New York law without regard to the principles of conflicts of laws thereof.

     11. This Novation may be executed in written counterparts which together shall constitute one instrument.

     WHEREFORE, this Novation has been duly executed as of the day and year first set forth above.

                                      UGLAND NORDIC SHIPPING ASA


                                      By:  /s/ Paul Wogan
                                           --------------
                                           Name:
                                           Title:


                                      SCANDIC AMERICAN SHIPPING LTD.


                                      By:  /s/ Herbjorn Hansson
                                           --------------------
                                           Name:
                                           Title:


                                      NORDIC AMERICAN TANKER SHIPPING LIMITED


                                      By:  /s/ Herbjorn Hansson
                                           --------------------
                                           Name:
                                           Title: